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                                                                     Exhibit 3.1

                           SECOND AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                  NAVIDEC, INC.

         We, the undersigned, as President and Secretary of Navidec, Inc., a Colorado corporation (the "Corporation"), adopt the following Second Amended and Restated Articles of Incorporation, pursuant to the provisions of the Colorado Business Corporation Act.

         These Second Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation of the Corporation; they have been duly adopted as required by law; and they supersede the original Articles of Incorporation of the Corporation as originally filed on June 17, 1993 and all amendments thereto. The number of votes cast for these Second Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

         The Second Amended and Restated Articles of Incorporation shall read as follows:

                  FIRST: The name of the Corporation is Navidec, Inc.

                  SECOND: The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable, or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease, and convey real and personal property in any of such places.

                  THIRD: (a) The aggregate number of shares which the Corporation shall have authority to issue is 20,000,000 shares of common stock, without par value, of which 19,298,919 shares shall be designated common stock ("Common Stock") and 701,081 shares shall be designated non-voting common stock ("Non-Voting Common Stock" and, together with the Voting Common Stock, the "Common Shares"). Each share of Non-Voting Common Stock shall, at the option of the holder of such share, be converted into one share of Common Stock. No share of Non-Voting Common Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. Each share of common stock outstanding or reserved for issuance as of the effective date of these Second Amended and Restated Articles of Incorporation shall be deemed to be a share of Common Stock. The shares of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The holders of Common Shares shall be entitled to receive the net assets of the Corporation upon dissolution.

                           (b) Each record holder of Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the Corporation and entitled to vote, except that in the election of directors each shareholder shall have as many votes for each share of Common Stock held by him as there are directors to be elected and for whose election the shareholder has a right to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

                           (c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders of a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

                  FOURTH: The number of directors of the Corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors.

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                  FIFTH: The street address of the registered office of the
         Corporation is 6399 Fiddler's Green Circle, Suite 300, Greenwood Village, Colorado 80111. The name of the registered agent of the Corporation at such address is J. Ralph Armijo.

                  SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by laws.

                         (a) CONFLICTING INTEREST TRANSACTIONS. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest; (ii) a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest; or
         (iii) a contract or transaction between the Corporation and a director of the Corporation or between the Corporation and an entity in which a director of the Corporation is a director or officer or has a financial interest.

                         To the full extent permitted by Colorado law, no conflicting interest transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the Corporation, solely because the conflicting interest transaction involves a director of the Corporation or an entity in which a director of the Corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the Corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if:

                             (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

                             (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or

                             (C) a conflicting interest transaction is fair as to the Corporation as of the time it is authorized, approved or ratified in good faith by a vote of the shareholders.

                         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves, or ratifies the conflicting interest transaction.

                         The board of directors or a committee thereof shall not authorize (i) a loan by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest or (ii) a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest, pursuant to paragraph
         (A) above until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders.

                         (b) INDEMNIFICATION. The Corporation shall indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary, or employee of the Corporation against any claim, liability, or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary, or employee of the


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         Corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary, or agent at the Corporation's request. The Corporation shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

                         (c) LIMITATION ON DIRECTOR'S LIABILITY. No director of this Corporation shall have any personal liability for monetary damages to the Corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for any breach, act, omission, or transaction as to which the Colorado Business Corporation Act (as in effect from time to time) prohibits expressly the elimination or limitation of liability. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

         DATED this 12th day of October, 2000.

                                   NAVIDEC, INC.


                                   By:  /s/ J. Ralph Armijo
                                      ------------------------------------------
                                        J. Ralph Armijo, President


                                   By:   /s/Patrick R. Mawhinney
                                      ------------------------------------------
                                        Patrick R. Mawhinney, Secretary



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